EXHIBIT 99.1

                                [IBC LETTERHEAD]

                                  NEWS RELEASE

                              Kansas City, Missouri

                                  July 24, 2000

Interstate Bakeries Corporation (NYSE-IBC) today announced an agreement to purchase from Ralston Purina Company ("RPC") 15,498,000 shares of IBC's common stock currently owned by RPC. The transaction, scheduled to be completed no later than September 1, 2000, will reduce RPC's holdings to 29.5% of IBC's then outstanding shares. The price per share payable by IBC shall be the average closing price per share of IBC trading on the New York Stock Exchange for the most recent 20 consecutive trading days ending on and including July 31, 2000.

IBC also announced that it has amended the Shareholder Agreement with RPC. Under the amended Agreement, the provision requiring that RPC reduce its ownership to no more than 20% of IBC's common stock by September 30, 2000, has been eliminated. RPC will still be required to reduce its ownership to 15% by August 1, 2004 and to 10% by August 1, 2005. IBC will continue to have the right of first offer on disposal of any IBC stock owned by RPC.

IBC is the nation's largest wholesale baking company with 66 bread and cake bakeries located in strategic markets from coast-to-coast. The company is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

Frank W. Coffey

Senior Vice President & Chief Financial Officer
Interstate Bakeries Corporation
12 East Armour Boulevard

Kansas City, Missouri  64111
(816) 502-4000
or coffey_frank@interstatebrands.com